Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Summit Hotel Properties, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-179503 and 333-179828) and Form S-8 (File No. 333-172145) of Summit Hotel Properties, Inc. of our report dated December 20, 2012, with respect to the combined balance sheet of the Hyatt 11 Portfolio as of December 31, 2011, and the related statements of operations, owners’ equity in hotels and cash flows for the year then ended, which report appears in the Current Report on Form 8-K of Summit Hotel Properties, Inc. dated January 7, 2013.

/s/ KPMG LLP
Chicago, Illinois
January 7, 2013